Exhibit T3D

Case 24-90531     Document 32     Filed in TXSB on 11/12/24    Page 1 of 10

United States Bankruptcy Court Southern District of Texas ENTERED
IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF TEXAS HOUSTON DIVISION	November 12, 2024 Nathan Ochsner, Clerk

)
In re	)
	)	Case No. 24-90531 (CML)
Light S.A. - Em Recuperação Judicial,[1]	)
)
Debtor in a Foreign Proceeding.	)	Chapter 15
)

ORDER GRANTING (I) RECOGNITION OF BRAZILIAN PROCEEDING,

(II) FULL FORCE AND EFFECT TO BRAZILIAN RJ PLAN, AND

(III) CERTAIN RELATED RELIEF

Upon the Petitioner’s Verified Petition for Recognition of Brazilian Proceeding and Motion for Order Granting Full Force and Effect to Brazilian Proceeding and Related Relief Pursuant to 11 U.S.C. §§ 105, 1145(a), 1507(a), 1509(b), 1515, 1517, 1520 and 1521 [ECF No. 2] (the “Recognition Motion”)2, Antonio Reinaldo Rabelo Filho (the “Petitioner” or the “Foreign Representative”), in his capacity as the duly-appointed foreign representative with respect to the Brazilian Proceeding (as defined below) of the above-captioned debtor (the “Chapter 15 Debtor,” and the case, the “Chapter 15 Case”) requesting this Order (the “Order”) (a) granting the Recognition Motion and recognizing the judicial reorganization proceeding (the “Brazilian Proceeding”) pending before the 3rd Business Court of Rio de Janeiro (the “Brazilian Court”)3 pursuant to Federal Law No. 11,101 of February 9, 2005 (the “Brazilian Bankruptcy Law”) of the laws of the Federative Republic of Brazil (“Brazil”) as the foreign main proceeding for the Chapter 15 Debtor as defined in section 1502(4) of title 11 of the United States Code (the “Bankruptcy Code”) pursuant to section 1517 the Bankruptcy Code; (b) recognizing that the Petitioner as the duly-appointed “foreign representative” of the Chapter 15 Debtor within the meaning of section 101(24) of the Bankruptcy Code and is authorized to act on behalf of the Chapter 15 Debtor in the Chapter 15 Case; (c) giving full force and effect and granting comity in the United States to the Brazilian RJ Plan and the Brazilian Confirmation Order; (d) declaring that the offer and sale (or deemed offer and sale) and, as applicable, the offer and resale of convertible and non-convertible securities governed by either New York law or Brazilian law offered under the Brazilian RJ Plan (the “Exempt Securities”), are exempt from the registration requirements of Section 5 of the Securities Act of 1933 (the “Securities Act”) and any State or local law within the United States requiring registration for offer or sale of a security or licensing of an issuers of, underwriter of, or broker or dealer in, a security (the “U.S. Registration Requirements”) pursuant to section 1145 of the Bankruptcy Code; (e) authorizing and directing the Directed Parties, and any other parties necessary to effectuate the relief requested herein, to take any and all actions necessary to give effect to the terms of the Brazilian RJ Plan; (f) limiting the liability of the DTC, in any capacity or any other settlement agent, The Bank of New York Mellon, in its capacity as Indenture Trustee, transfer agent, registrar, warrant agent, depositary or in any other capacity, and each of their respective current and former officers, directors, managers, equity holders (regardless of whether such interests are held directly or indirectly), predecessors, successors, assigns, principals, members, employees, agents, attorneys, consultants, advisors, representatives and other professionals (the “Directed Parties”) for any action or inaction taken in furtherance of, and/or in accordance with, this Order or the Brazilian RJ Plan, except for any liability arising from any action or inaction constituting gross negligence, fraud or willful misconduct as determined by this Court; (g) permanently enjoining all parties from commencing, continuing, or taking any action in the United States to interfere with the Brazilian Proceeding or the Brazilian RJ Plan; and (h) granting such other and further relief as the Court deems just and proper; and it appearing that this Court has jurisdiction to consider the Recognition Motion pursuant to sections 157 and 1334 of title 28 of the United States Code and the Order of Reference dated May 24, 2012, In re Order of Reference to Bankruptcy Judges, General Order 2012-6 (S.D. Tex. May 24, 2012) (Hinojosa, C.J.) (the “Standing Order”); and this being a core proceeding pursuant to section 157(b)(2)(P) of title 28 of the United States Code; and venue for this proceeding being proper before this Court pursuant to sections 1409(a) and 1410 of title 28 of the United States Code; and this Court having reviewed (i) the Form of Petition, (ii) the Recognition Motion, along with the exhibits annexed thereto, and (iii) the Declaration of Luiz Roberto Ayoub Pursuant to 28 U.S.C. § 1746 in Support of the Petitioner’s Verified Petition for Recognition of Brazilian Proceeding and Motion for Order Granting Full Force and Effect to Brazilian RJ Plan and Related Relief Pursuant to 11 U.S.C. §§ 105, 1145(a), 1507(a), 1509(b), 1515, 1517, 1520 and 1521 [ECF No. 3] (the “Brazilian Counsel Declaration”); and appropriate and timely notice of the filing of the Petition, the Recognition Motion and hearing on the Recognition Motion (the “Hearing”) having been given; and no other or further notice being necessary or required; and this Court having determined that the legal and factual bases set forth in the Recognition Motion, the Brazilian Counsel Declaration, and all other pleadings and papers in this Chapter 15 Case establish just cause to grant the relief ordered herein; and after notice and a hearing and due deliberation thereon;

[1]	The debtor in this chapter 15 case and the last four digits of the tax number in the jurisdiction in which it pays taxes is Light S.A. - Em Recuperação Judicial (01-75 – Brazil).
[2]	Capitalized terms used but not otherwise defined shall have the meanings ascribed to them in the Recognition Motion.
[3]	The case number for the Brazilian Proceeding before the Brazilian Court is 0843430-58.2023.8.19.0001.

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THIS COURT HEREBY FINDS AND DETERMINES THAT:

A. The findings and conclusions set forth herein constitute this Court’s findings of fact and conclusions of law pursuant to Rule 7052 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B. This Court has jurisdiction to consider this matter pursuant to sections 157 and 1334 of title 28 of the United States Code, and the Standing Order. This is a core proceeding pursuant to section 157(b)(2)(P) of title 28 of the United States Code and this Court has the statutory and constitutional authority to issue a final ruling with respect to this matter. Venue for this proceeding is proper before this Court pursuant to sections 1409(a) and 1410 of title 28 of the United States Code.

C. The Petitioner is the duly appointed “foreign representative,” within the meaning of section 101(24) of the Bankruptcy Code, of the Brazilian Proceeding with respect to the Chapter 15 Debtor.

D. The Chapter 15 Case was properly commenced pursuant to sections 1504, 1509, and 1515 of the Bankruptcy Code.

E. The Petitioner has satisfied the requirements of section 1515 of the Bankruptcy Code, Bankruptcy Rules 1007(a)(4), 2002(q) and 7007.1, and Rules 2002-4 and 9013-1(d) of the Local Bankruptcy Rules for the Southern District of Texas (the “Local Rules”).

F. Due and proper notice of the filing of, and the Hearing on, the Petition has been provided in accordance with the Order (I) Scheduling Recognition Hearing, and (II) Specifying Form and Manner of Service of Notice [ECF No. 17] (the “Scheduling Order”) and in compliance with the requirements of Bankruptcy Rule 2002(q), which notice is deemed adequate for all purposes, and no other or further notice need be provided.

G. The Brazilian Proceeding is a “foreign proceeding” pursuant to section 101(23) of the Bankruptcy Code.

H. The Brazilian Proceeding is entitled to recognition by this Court pursuant to section 1517 of the Bankruptcy Code.

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I. Brazil is the center of main interests of the Chapter 15 Debtor. Accordingly, the Brazilian Proceeding is the “foreign main proceeding” of the Chapter 15 Debtor, as that term is defined in section 1502(4) of the Bankruptcy Code, and is entitled to recognition as such pursuant to section 1517(b)(1) of the Bankruptcy Code.

J. The Petitioner and the Chapter 15 Debtor, as applicable, are entitled to the relief available pursuant to section 1520 of the Bankruptcy Code and to additional assistance and discretionary relief requested in the Petition pursuant to sections 1507 and 1521(a) of the Bankruptcy Code, to the extent set forth in this Order and subject to the limitation set forth in this Order.

K. As part of the implementation of the Brazilian RJ Plan, the governing law of the Existing Notes changed from U.S. law (New York) to English law to ensure that the Existing Notes are fully restructured by a court-supervised process.

L. The Chapter 15 Debtor commenced a scheme of arrangement pursuant to Part 26 of the United Kingdom Companies Act 2006 in the Chancery Division (Companies List) of the High Court of Justice of England and Wales (the “English Proceeding”) to facilitate and implement the global restructuring of the Existing Notes.

M. The English Proceeding is an integral part of the Chapter 15 Debtor’s restructuring and implementation of the Brazilian RJ Plan.

N. Absent permanent injunctive relief, the Brazilian Proceeding and the Chapter 15 Debtor’s efforts to consummate the Brazilian RJ Plan could be thwarted by the actions of certain creditors, a result that would be inconsistent with the purposes of chapter 15 of the Bankruptcy Code as set forth, inter alia, in section 1501(a) of the Bankruptcy Code. Such actions could threaten, frustrate, delay, and ultimately jeopardize the Brazilian Proceeding and implementation of the Brazilian RJ Plan, and, as a result, the Chapter 15 Debtor, its creditors and such other parties in interest would suffer irreparable injury for which there is no adequate remedy at law.

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O. Each of the injunctions contained in this Order (i) is within the Court’s jurisdiction, (ii) is essential to the success of the Brazilian Proceeding and Brazilian RJ Plan, (iii) is an integral element of the Brazilian Proceeding and Brazilian RJ Plan, and/or to their respective effectuation, (iv) confers material benefits on, and is in the best interests of the Chapter 15 Debtor and its creditors, including, without limitation, the Existing Noteholders, and (v) is important to the overall objectives of the Chapter 15 Debtor’s restructuring.

P. The cancellation of the Existing Notes (the “Release of Guarantees”) as contemplated by the Brazilian RJ Plan as well as the procedures set forth therein and approved by the Brazilian Court with respect to making an election of a certain payment option under the Brazilian RJ Plan (the “Election Solicitation Procedures”) (subject to the terms and conditions hereof) are essential elements of the Brazilian RJ Plan and are in the best interest of the Chapter 15 Debtor, its non-debtor Affiliates and its creditors, including the Existing Noteholders.

Q. The relief granted herein will not cause undue hardship or inconvenience to any party in interest and, to the extent that any hardship or inconvenience may result to such parties, it is outweighed by the benefits of the requested relief to the Chapter 15 Debtor, its estate, and all of its creditors.

R. The relief granted hereby is necessary and appropriate to effectuate the purposes and objectives of chapter 15 and to protect the Chapter 15 Debtor, its non-debtor Affiliates, its creditors and other parties in interest.

S. Appropriate notice of the filing of Hearing on the Petition was given, which notice is deemed adequate for all purposes, and no other or further notice need be given.

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T. The relief requested herein is necessary and appropriate, in the interests of the public and international comity; it is consistent with the public policy of the United States; it is warranted pursuant to sections 105(a), 1145(a), 1507(a), 1509(b), 1515, 1517, 1520, 1521(a) and 1525 of the Bankruptcy Code.

For all of the foregoing reasons, and for the reasons stated in the Recognition Motion and reflected in the record thereof, and after due deliberation and sufficient cause appearing therefor, it is hereby

ORDERED, ADJUDGED AND DECREED THAT:

1. The Petition and other relief requested in the Recognition Motion are hereby GRANTED as set forth herein.

2. The Petitioner is the duly appointed foreign representative of the Brazilian Proceeding with respect to the Chapter 15 Debtor, within the meaning of section 101(24) of the Bankruptcy Code, and is authorized to act on behalf of the Chapter 15 Debtor in this Chapter 15 Case.

3. The Brazilian Proceeding is granted recognition as the foreign main proceeding of the Chapter 15 Debtor pursuant to section 1517 of the Bankruptcy Code, and, along with the English Proceeding, is an integral part of the Chapter 15 Debtor’s restructuring.

4. The Brazilian Confirmation Order and the Brazilian RJ Plan, including any amendments or modifications thereto, and subject to all limitations and conditions precedent set forth therein, are hereby recognized, granted comity, and given full force and effect to the same extent that they are given effect in Brazil, and each is binding on all creditors of the Chapter 15 Debtor, including all Existing Noteholders, as well as the DTC and the Indenture Trustee, and any of their successors or assigns and all persons having notice of the Petition.

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5. All the relief and protection afforded to a foreign main proceeding pursuant to section 1520 of the Bankruptcy Code is hereby granted to the Brazilian Proceeding, the Chapter 15 Debtor, and all parties in interest, as applicable.

6. The Petitioner, the Chapter 15 Debtor, and each of their respective successors, agents, representatives, advisors, and counsel shall be entitled to the protections contained in sections 306 and 1510 of the Bankruptcy Code.

7. Subject to the continuing effectiveness of the Brazilian RJ Plan and Brazilian Confirmation Order and the continuing rights of the Existing Noteholders to receive distributions directly under the Brazilian RJ Plan and Election Solicitation Procedures, the Indenture, Existing Notes, instruments, certificates and other documents evidencing the Existing Noteholders’ claims and rights related thereto shall be deemed satisfied, discharged, and cancelled automatically and of no force or effect upon entry of this Order; provided, however, that (i) the Indenture Trustee shall have the right to be paid its reasonably and properly incurred and documented fees and expenses incurred in furtherance to this Order and pursuant to the terms of the Indenture (including, for the avoidance of doubt, legal fees); and (ii) the charging lien of the Indenture Trustee shall survive pursuant to the terms of the Indenture. All remaining positions on account of the Existing Notes on the books and records of the Indenture Trustee and the DTC shall be deemed terminated and cancelled following the termination of the Election Solicitation and the issuance of the New Securities.

8. Each of the Directed Parties are hereby authorized and directed to take actions necessary to implement the restructuring transactions approved by the Brazilian Confirmation Order and shall fully cooperate and facilitate distributions of the Exempt Securities, as well as the cancellation of the Existing Notes, as applicable, pursuant to and/or in implementation of the Brazilian RJ Plan. Additionally, the Foreign Representative is specifically authorized and directed to provide DTC with any required documentation for DTC to cancel the Existing Notes. Further, each of the Directed Parties are hereby authorized and directed to take any other lawful actions as instructed by, and at the expense of, the Chapter 15 Debtor that may be necessary to cancel the Existing Notes; including, but not limited to, that the Directed Parties shall be entitled to reimbursement for any fees, costs or expenses incurred in connection with their compliance with this Order or as otherwise authorized or directed by the Chapter 15 Debtor.

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9. The offer and issuance of the Exempt Securities to be issued, authenticated, and distributed pursuant to and in implementing the Brazilian RJ Plan shall be exempt to the fullest extent permitted from the registration requirements of Section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, registration, or sale of securities by reason of, without limitations, the exemptions afforded by section 1145 of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D and/or other applicable exemption.

10. Each of the Directed Parties shall be and hereby is permitted and required to accept and conclusively rely upon the Brazilian RJ Plan, the Brazilian Confirmation Order and this Order in lieu of a legal opinion regarding whether the Exempt Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Brazilian RJ Plan, Brazilian Confirmation Order or this Order, no Entity4 (including, for the avoidance of doubt, each of the Directed Parties) may require a legal opinion regarding the validity of any transaction contemplated by the Brazilian RJ Plan, including, for the avoidance of doubt, whether the Exempt Securities, including any American Depositary Receipts (ADRs) and underlying shares of the Chapter 15 Debtor issuable upon the valid conversion or exercise, as applicable, of the foregoing are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

[4]	“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

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11. Each of the Directed Parties shall be entitled to a full limitation of liability from and shall have no liability for any and all claims, obligations, suits, judgments, damages, rights, causes of action, and liabilities arising from, or in connection with, any action or inaction taken in furtherance of this Order, including, without limitation, any claims made by Existing Noteholders based upon the alleged continued existence of the Existing Notes and/or Indenture notwithstanding the cancellations and discharges made pursuant to this Order and/or the Brazilian RJ Plan (or in implementing the Brazilian RJ Plan), except for any liability arising from any action or inaction constituting fraud, willful misconduct or gross negligence as finally determined by the Court.

12. All Entities, other than the Petitioner and his expressly authorized representatives and agents, are hereby enjoined from:

(a)	executing against any of the Chapter 15 Debtor’s assets;

(b)	the commencement or continuation of a judicial, administrative, arbitral, or other action or proceeding, or attempt to recover a claim, which in either case in any way relates to, or would interfere with or impede, the administration of the Chapter 15 Debtor’s estate in the Brazilian Proceeding, or the solicitation, implementation, or consummations of the Brazilian RJ Plan, the Brazilian Confirmation Order, or the terms of this Order, including without limitation any and all unpaid judgments, settlements, notes, or otherwise against the Chapter 15 Debtor in the United States;

(c)	taking or continuing any act to create, perfect, or enforce a lien or other security interest, set-off, or other claims against the Chapter 15 Debtor or any of their property;

(d)	transferring, relinquishing, or disposing of any property of the Chapter 15 Debtor to an Entity other than the Petitioner; or

(e)	commencing or continuing an individual action or proceeding concerning the Chapter 15 Debtor’s assets, rights, obligations, or liabilities to the extent they have not been stayed pursuant to sections 1520(a) and 362 of the Bankruptcy Code;

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provided, in each case, that such injunction shall be effective solely within the territorial jurisdiction of the United States and solely with respect to prepetition claims; provided, further, that all rights under the Brazilian RJ Plan shall be preserved and certain rights of the Indenture Trustee under the Indenture shall be preserved as set forth herein.

13. All Entities are permanently enjoined from taking any action within the territorial jurisdiction of the United States that is in contravention of or that is inconsistent with the Brazilian RJ Plan or the Brazilian Confirmation Order.

14. With respect to claims based upon, concerning or relating in any way to, the Existing Notes or the solicitation and/or implementation of the Brazilian RJ Plan, all persons and entities are enjoined and restrained from taking any action within the territorial jurisdiction of the United States (including, without limitation, commencing or continuing any action or legal proceeding (including, without limitation, bringing suit in any court, arbitration, meditation, or any judicial or quasi-judicial, administrative or regulatory action, proceeding or process whatsoever), whether directly or by way of counterclaim (and from seeking discovery of any nature related thereto)) that would interfere with or impede the administration, implementation and/or consummations of the Brazilian RJ Plan, and/or the terms of this Order against the Chapter 15 Debtor, the Petitioner, and the Directed Parties.

15. Notwithstanding anything to the contrary contained herein, this Order shall not be construed as enjoining (a) the police or regulatory act of a governmental unit, including a criminal action or proceeding, to the extent not stayed pursuant to section 362 of the Bankruptcy Code or staying the exercise of any rights not stayed pursuant to section 362(o) of the Bankruptcy Code, (b) any action permitted or contemplated by or taken with respect to the implementation of (i) the Brazilian RJ Plan, including the enforcement of the same, (ii) the Brazilian Confirmation Order, including the enforcement of the same, or (iii) any agreement entered into in connection with the Brazilian RJ Plan, including the enforcement of the same, or (c) solely to the extent that the Brazilian RJ Plan is no longer effective under Brazilian law for any reason, any action that is not prohibited by the Brazilian Court with jurisdiction over the Brazilian RJ Plan or Brazilian law.

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16. Notwithstanding any provision in the Bankruptcy Rules to the contrary: (a) this Order shall be effective immediately and enforceable upon entry; (b) the Petitioner is not subject to any stay in the implementation, enforcement, or realization of the relief granted in this Order; and (c) the Petitioner is authorized and empowered, and may, in his discretion and without further delay, take any action and perform any act necessary to implement and effectuate the terms of this Order.

17. A copy of this Order, confirmed to be true and correct, shall be served by the Foreign Representative, within seven business days of entry of this Order, in accordance with this Court’s Scheduling Order. Such service shall be good and sufficient service and adequate notice for all purposes.

18. This Court shall retain jurisdiction with respect to all matters arising from or relating to the interpretation, implementation, enforcement, amendment, or modification of this Order and any requests for additional relief or any adversary proceeding brought in and through this case.

Signed: November 12, 2024	/s/ Christopher Lopez
Christopher Lopez
United States Bankruptcy Judge